Filed Pursuant to Rule 424(b)(5)
Registration No. 333-213926

Supplement No. 1 dated February 18, 2020 to Prospectus Supplement dated March 1, 2019

(to Prospectus dated October 17, 2016)

This Supplement No. 1 to Prospectus Supplement supplements and amends the Prospectus Supplement dated March 1, 2019, or the ELOC Prospectus Supplement, filed by us. This Supplement No. 1 to Prospectus Supplement should be read in conjunction with the ELOC Prospectus Supplement and the base prospectus dated October 16, 2016, or the Base Prospectus.

We have previously entered into a Purchase Agreement, dated February 28, 2019, or the Purchase Agreement, with Lincoln Park Capital Fund, LLC, or Lincoln Park, relating to shares of our common stock.

We filed the ELOC Prospectus Supplement to the Base Prospectus to register the offer and sale of shares of our common stock from time to time to Lincoln Park pursuant to the Purchase Agreement having an aggregate offering price of up to $15.0 million, plus 120,200 shares of our common stock issued as commitment shares, or the Offering.

We terminated the Purchase Agreement on February 17, 2020. We sold a total of 3,521,471 shares of common stock pursuant to the ELOC Prospectus Supplement for total proceeds of $5,446,954. The purpose of this Supplement No. 1 to Prospectus Supplement is to terminate the Offering under the ELOC Prospectus Supplement and the Base Prospectus, effective on the date of this Supplement No. 1 to Prospectus Supplement.

The date of this Supplement No. 1 to Prospectus Supplement is February 18, 2020